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Exhibit 99 — Press Release

         Brooks Boveroux, CFO
Photogen Technologies, Inc.
(215) 862-6860

Sharon Weinstein
Noonan Russo Presence Communications
(212) 845-4271

Photogen Obtains $16.25 Million New Capital to Implement
Restructuring Plan

Company to Focus on Cardiovascular Imaging

        New Hope, Penn., August 7, 2002—Photogen Technologies, Inc. (Nasdaq: PHGN) today announced the signing of definitive agreements that will provide the company with $16.25 million in new equity capital. The funds will enable Photogen to implement its restructuring plan that will focus the company's resources on cardiovascular imaging and lymphography.

        Photogen has agreed to split off its photodynamic therapy and laser device business to five founding shareholders in exchange for all their common stock, which represents 52.9% of the company's outstanding shares. Photogen will focus its resources on developing PH-50, its novel cardiovascular imaging agent designed to significantly improve images of the heart and vasculature obtained with computed tomography (CT) machines and N-1177 for use in lymphography.

        The company has also signed a financing agreement to sell $16.25 million of common stock to a group of venture capital funds led by Mi3 LP of Wellesley MA and including Oxford Biosciences and New England Partners. The purchase price per share, expected to be $0.30, is based upon a $14 million technology valuation and fully diluted common stock. Under the terms of the agreement all of the company's outstanding debt and the Series B preferred stock will be converted into common stock. In addition, Photogen plans to institute a 1 for 4 reverse split of its common stock.

        These actions will each require shareholder approval, which the company will seek at its upcoming annual meeting. Shareholders representing a majority of holdings have indicated their intentions to vote for the respective proposals.

        "We are very excited by these clearly positive developments at Photogen," said Taffy Williams, Ph.D., President and Chief Executive Officer of Photogen. "Our reorganization will place the PH-10 and laser technology with its original founders who are dedicated to realizing its potential. Going forward, we will be able to focus all our efforts on PH-50 for the large and growing cardiovascular imaging market. Equally important, we have demonstrated our ability to attract significant financial resources from experienced, knowledgeable investors with a deep understanding of our business. We will emerge with greater financial strength than ever before." Bill McPhee, Managing General Partner at Mi3, noted, "Photogen's imaging technology is very promising and, if approved by the FDA, would permit unprecedented advances in the diagnosis and treatment of cardiovascular disease and cancer."

About PH-50

        PH-50 is an iodinated nanoparticulate that shows promise as an intravenous and intra-arterial agent for conventional and CT angiography to address the medical needs for early detection of coronary artery disease, cancer and other diseases affecting the body's arteries and other organs. The use of PH-50 does not require catheterization, leading to a significant savings in time and physician participation, and may provide detail of the vasculature previously unavailable. Imaging experiments have shown that PH-50 stays within the vascular system for at least 20 minutes with little diffusion outside the vascular system, suggesting potential for use as both a perfusion and a blood pool agent. The pharmacokinetic properties of PH-50 relative to existing ionic and nonionic intravenous contrast agents suggest potential advantages for clinical cardiovascular and general CT imaging applications. The current market for these contrast agents exceeds $1 billion.

About Photogen

        Photogen Technologies, Inc. is developing a platform of innovative products with current development programs focused on cardiovascular imaging (entering Phase 1-2 clinical studies) and the diagnosis of cancer metastasizing to lymph nodes (entering Phase 2 clinical studies).

About Coronary Artery Disease

        Coronary artery disease is the leading cause of death in the U.S. and affects more than 5 million patients each year. According to the American Heart Association, approximately 1.5 million Americans suffer a heart attack annually, and one third do not survive the event. Atherosclerotic coronary artery disease is the underlying cause of most ischemic cardiac events and can result in myocardial infarction, congestive heart failure, cardiac arrhythmias, and sudden cardiac death. Soft or vulnerable non-calcified plaques in coronary arteries are believed to be a marker of vulnerable disease prone to rupture and cause sudden death. Early detection of coronary heart disease is critical for the positive clinical outcome of patients, and new imaging agents such as PH-50 and the techniques it enables are viewed as significant factors to detect early stages of the disease.

        Statements in this release that are not strictly historical are "forward-looking" statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks that may cause Photogen's actual results in the future to differ materially from expected results. These risks and uncertainties include the ability of the company: to develop a product and obtain regulatory approval for its use, to obtain necessary financing to support its development programs, to obtain supplies of drug product and to maintain and defend intellectual property protection for its proprietary products, and avoid infringing intellectual property rights of third parties. These and other risks are described and qualified in their entirety by cautionary language and risk factors set forth in the company's filings from time to time with the Securities and Exchange Commission.

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Exhibit 99 — Press Release